                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                    FORM 8-K




                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




       Date of Report (Date of Earliest Event reported) - August 25, 1997




                            TEXAS UTILITIES COMPANY
                     FORMERLY KNOWN AS TUC HOLDING COMPANY

             (Exact name of registrant as specified in its charter)




         TEXAS                          1-12833                  75-2669310
(State or other jurisdiction          (Commission             (I.R.S. Employer
    of incorporation)                 File Number)           Identification No.)


             1601 BRYAN STREET, ENERGY PLAZA, DALLAS, TEXAS  75201
                    (Address of principal executive offices)


      Registrant's telephone number, including area code - (214) 812-4600
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ITEM 5.      OTHER EVENTS

      On August 25, 1997, Texas Utilities Company (Company) announced that it had entered into a definitive agreement to acquire Lufkin-Conroe Communications Co. (LCC), a privately held, independent local exchange telephone company, with sixteen exchanges that serve approximately 100,000 access lines in the Alto, Conroe and Lufkin areas of Southeast Texas. LCC also provides access services to a number of interexchange carriers who provide long distance services. LCC owns fiber optic cable systems which it leases to interexchange carriers, leases radio communications towers, and provides Internet access, cellular mobile telephone, radio paging and private branch exchange (PBX) services to local customers. LCC also provides interexchange long distance services, with the primary focus being on business customers.

      Under the terms of the agreement, the Company will acquire LCC for approximately $328 million. The acquisition will be funded with $320 million of the Company's common stock in a stock for stock exchange and the assumption of approximately $8 million of net debt. The equity value is fixed, but the number of shares to be issued is dependent on the price of the Company's common stock at the time of close.

      The transaction requires approval by LCC shareholders, is subject to a Hart-Scott-Rodino review and requires FCC approval of the transfer of several licenses held by LCC. The parties expect to conclude the transaction by early 1998.
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ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

   2  -      Agreement and Plan of Merger, dated as of August 23, 1997 among the Company, TUCOM Acquisition Co. And LCC.
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                                  SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                             TEXAS UTILITIES COMPANY



                                             By: /s/ ROBERT S. SHAPARD
                                                -------------------------------
                                                     Robert S. Shapard
                                             Treasurer and Assistant Secretary


Date:    August 26, 1997
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                                 EXHIBIT INDEX

Exhibits                          DESCRIPTION
--------                          -----------
   2     -       Agreement and Plan of Merger, dated as of August 23, 1997
                 among the Company, TUCOM Acquisition Co. And LCC.